                                                                  Exhibit 10.21


The confidential portions of this exhibit, which have been removed and replaced with an asterisk, have been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment under Rule 406.


                                  CONFIDENTIAL

                  AGREEMENT BETWEEN WILSON GREATBATCH LTD. AND
                                PACESETTER, INC.

THIS AGREEMENT (the "Agreement") is between Wilson Greatbatch Ltd. located in Clarence, New York ("WGL") and Pacesetter, Inc., a St. Jude Medical Company, located in Sylmar, California ("Pacesetter").

            RECITALS: WGL and a predecessor of the Company are parties to a Purchase Contract, entered into by WGL and the Company's predecessor-in-interest, Siemens Pacesetter, Inc. on January 1, 1995 (the "1995 Purchase Contract"). WGL and the Company desire to amend the 1995 Purchase Contract and to expand the business relationship between them as set forth in this Agreement. The effective date of this Agreement shall be April 16, 1997 ("Effective Date").

            AGREEMENT: In consideration of the foregoing Recitals, which are hereby made part of this Agreement, and for valuable consideration, receipt of which is hereby acknowledged, and in consideration of the mutual covenants and agreements herein contained, WGL and the Company agree as follows:

                                 1. DEFINITIONS

            For purposes of this Agreement, the following specially capitalized terms shall have the meanings set forth below:

            1.1 Affiliates. "Affiliates" shall mean any other entity that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the first entity, including both other entities which are Affiliates at the date of execution (signature of both parties hereto) of this Agreement and other entities which become Affiliates after the date of execution of this Agreement. Control of an entity shall mean ownership of 50 percent or more of the total voting securities or other voting interests of the entity.

            1.2 Batteries. "Battery" and "Batteries" shall mean power sources for use in the Company's implantable medical devices including, but not limited to, cardiac rhythm management devices.

            1.3 Company. "Company" as used herein shall include both Pacesetter, Inc. and all of its Affiliates.

            1.4 Consignment Batteries. "Consignment Batteries" shall mean Batteries consigned by WGL to the Company at a Company facility pursuant to Section 2.5 of this Agreement.

            1.5 Contract Year. "Contract Year" shall mean each calendar year.

            1.6 Micro-Electronic Components. "Micro-Electronic Components" shall mean hybrids, electronic circuitry, and components therefor which are used in Company's implantable cardiac rhythm management devices.

            1.7 Non-Hybrid Products. "Non-Hybrid Products" shall mean all components and assemblies, other than Micro-Electric Components, high-voltage capacitors and Batteries, which are used in the Company's implantable cardiac rhythm devices, and which are within one of the following categories: (a) enclosures, (b) pre-molded header components, (c) connectors, (d) coated and uncoated precious metals, (e) coils, (f) feedthroughs, (g) precision machined parts and (h) mechanical spacers and other mechanical components used in such implantable devices. The initial set of such components and assemblies is listed on Attachment A hereto, and may include such other components or assemblies as the parties shall agree upon in writing by amending Attachment A.

            1.8 Relevant Cost Factors. "Relevant Cost Factors" shall mean the following:

            (a) Any price increases imposed by WGL vendors of raw materials or purchased components for the manufacture of products covered by this Agreement ("Raw Material Costs").

            (b) Any state or Federal law, rule, regulation or mandated program which imposes on WGL a new tax, fee or surcharge or additional costs and which either (i) relates to the handling, storage, transportation or disposal of hazardous or other materials that are regulated under environmental laws or (ii) is a tax, fee or surcharge imposed on WGL based on the nature of the business operated by WGL (collectively, "Regulatory Costs").

            (c) Any incremental increases in the costs of labor, equipment and materials which are directly and exclusively related to changes expressly required by the Company in the materials, structure or manufacture of products to be provided by WGL to the Company pursuant to this Agreement (excluding any labor, equipment, materials and other WGL costs which are covered by any design fees payable by the Company to WGL)("New Design Costs").

                       2. POWER SOURCE SUPPLY ARRANGEMENTS

            2.1 Supply of Requirements. The Company hereby agrees to purchase from WGL, and WGL hereby agrees to sell to the Company, * of the Company's requirements for Batteries for use in the Company's implantable medical devices during the term of this Agreement, upon and subject to the terms and conditions set forth in this Agreement. This Agreement shall apply to all of the facilities of the Company and of its Affiliates on a worldwide basis. In addition, regardless of location, the Company will not replace any existing WGL battery models with Batteries supplied by others.

            2.2 Price. Pricing for Batteries during the remainder of 1997 shall be as set forth in the 1995 Purchase Contract. Subject to Section 2.8, the prices for Batteries to be purchased by the Company commencing as of January 1, 1998 shall be determined as provided for in this Section 2.2, and shall apply regardless of the location of the Company's facility to which Batteries will be delivered.

            (a) The prices for lithium iodine batteries having a thickness of 5 mm or greater shall be * per cell, beginning on January 1, 1998 through the termination of this Agreement on December 31, 2001.

            (b) The prices for (i) lithium iodine Batteries having a thickness of less than 5 mm and (ii) lithium iodine Battery models the volume of which is less than * cells per Contract Year shall be the price set forth in Section 2.2(a) plus a premium of *.

            (c) The price for titanium CFx Batteries are * per cell, beginning January 1, 1998 through the termination of this Agreement on December 31, 2001.

            (d) There shall be an extra charge to the Company for unique pin modifications in the Batteries including, but not limited to, a modification such as the gold plating requirement in Pacesetter Model 9438.

            (e) If the Company requires power sources which are other than WGL's current standard production cells or which use alternative battery chemistry, the pricing shown on Attachment B will apply.

            (f) If the Company proceeds with the development of a "hi-value pacemaker," WGL will propose separate pricing and specifications for the Battery and other components for any such new pacemaker product of the Company. In that regard, the Company agrees to involve WGL during the planning and design of such pacemaker in order to ensure that the product will be competitive in cost (including Battery) for the intended market. WGL agrees that if the Company determines that, for competitive reasons, the new product must include a power source that WGL does not then have rights to, WGL will use its reasonable best efforts to obtain a license or other rights to manufacture and sell such Battery. The parties will agree in writing on the pricing and other terms and conditions of sale for WGL's Battery and any other components for any such hi-value pacemaker product.

            2.3 Forecasts. The parties agree as follows:

            (a) The Company will provide WGL with a forecast setting forth three
(3) months firm orders for Batteries and an additional nine (9) months forecast stating anticipated Battery needs. This forecast will provide WGL with a total of twelve (12) months projected requirements for planning purposes at all times. Such forecast, including a new firm order for Batteries, will be provided each succeeding month.

            (b) WGL shall not be required to manufacture more than * of the Company's twelve (12) month forecast quantity of Batteries in any one three (3) month period, except upon not less than a six (6) month prior written notice. The sole exception to this provision shall be if WGL has fallen behind on past deliveries due to its own fault, in which case WGL shall be required to manufacture and deliver each month up to * more than the average monthly quantities which were scheduled for the preceding three-month period until WGL is back on schedule with its deliveries.

            2.4 Payment Terms. Payment terms for Batteries are as follows: (a) for Consignment Batteries purchased by the Company, by the thirtieth (30th) day after the day on which Consignment Batteries shall have been withdrawn by the Company or (b) for all other Batteries purchased by the Company, net 30 days from the date of the invoice, F.O.B. Clarence, NY or point of shipment, whichever is applicable. Payment terms for tooling and engineering charges are net 30 days from the date of the invoice. If payments are delinquent, a late charge fee of * per month will be imposed. The calculation will be based on thirty (30) day months the percentage will be pro rated based upon the exact number of days late. Payment terms for these charges will be net 30 days.

            2.5 Consignment.

            (a) As promptly after the execution and delivery of this Agreement as the operations of WGL will permit, but by no means later than January 31, 1998, and the parties shall mutually agree, WGL will consign and ship to itself, in care of the Company, Consignment Batteries the number of which shall be approximately equal to * (calculated by dollar cost) of the Batteries purchased by the Company from WGL in 1997. Thereafter, during the term of this Agreement, WGL will ship additional quantities of Consignment Batteries to the Company so that the number of Consignment Batteries at all times shall be approximately equal to * of the Company's total purchases of Batteries for the preceding Contract Year (calculated by dollar cost). WGL shall use its reasonable best efforts to maintain the model mix of Consignment Batteries as close as is reasonably possible to Company's most recent twelve (12) month forecast of projected Battery requirements. The Consignment Batteries shall be delivered to the Company location at which the Company will use the Batteries, based upon information supplied by the Company to WGL. However, WGL shall have the option not to make any such shipment unless the Company shall have paid all sums owing with respect to all previous quantities of Batteries purchased by the Company.

            (b) WGL shall use Federal Express or UPS or other recognized courier services to ship Consignment Batteries, as directed by the Company, and shall charge the Company's account with such courier service. Consignment Batteries shall be received by the Company and stored by the Company as WGL's property. All charges and expenses for receiving, handling, and storing such material shall be paid by the Company. The Consignment Batteries in all cases shall be carefully segregated from other goods either of the same or different character belonging either to the Company or to any third person, shall be marked as WGL's property, and shall be stored in an area in the Company's facilities separate from and not mingled with other goods of the Company or of any third person.

            (c) The Company shall inspect all Batteries (including the Consignment Batteries) and notify WGL within one month if any of the Batteries fail to meet the Company's specifications and quality standards for such Batteries.

            (d) The Company shall comply with all laws which might in any way affect WGL's ownership of the Consignment Batteries from time to time stored in the Company's facility(s) and shall indemnify and hold harmless WGL from and against all loss, damage, and expense arising out of any levy, attachment, lien or process involving the Consignment Batteries. The Company shall be responsible for, and shall indemnify WGL against, any loss or shrinkage in the quantity of the Consignment Batteries while so stored, whether such loss or shrinkage is caused by theft or pilferage or by fire, flood, tornado or other similar catastrophe. The Company shall purchase and maintain insurance covering all such losses and naming WGL as additional insured.

            (e) The Company shall keep at all times a complete list or inventory of the Consignment Batteries so stored, copies of which list shall be furnished to WGL upon request. Upon not less than three (3) business days prior notice, WGL's representatives shall have reasonable access to the Consignment Batteries at the Company's facilities for the purpose of verifying such lists or inspecting the condition of Consignment Batteries.

            (f) All public charges, whether in the nature of sales, occupational or other taxes or assessment or license fees, which shall be levied or assessed against the Consignment Batteries at the Company's facilities, or against the Company or WGL by reason hereof, by any federal, state or municipal authority, shall be paid by the Company.

            (g) All Consignment Products shall remain the property of WGL and shall be held by the Company as such until withdrawn from the consigned stock and purchased by the Company pursuant to this Agreement. The Company will withdraw Batteries from the inventory of Consignment Batteries on a first-in-first-out basis for each Battery model.

            (h) From time to time, as the Company shall purchase Batteries from WGL, it may withdraw the Consignment Batteries so purchased from WGL's consigned stock of the products at the Company's facility(s). Upon each such withdrawal for purchase by the Company pursuant to this Agreement, title to the Consignment Batteries so withdrawn shall pass to the Company.

            (i) Upon expiration of this Agreement or in the event that this Agreement shall be terminated by the Company or WGL for any reason whatsoever, the Company shall purchase, or be deemed to have purchased from WGL, all of the remaining Consignment Batteries located at a Company facility, which met the Company's specifications and quality standards at the time of receipt, as of the date of expiration or termination, at the prices in effect at such time. Payment shall be made in accordance with Section 2.4.

            (j) In the event that the Company changes the model mix of the Batteries which it requires, the Company agrees to purchase, within six (6) months, all units of Consignment Batteries which are no longer required by the Company.

            2.6 Changes by WGL. WGL will not change the form, fit, or function of any Battery supplied to the Company without prior written notice.

            2.7 Failure to Deliver Requirements.

            (a) If WGL is unable for any reason to deliver sufficient quantities of Batteries meeting the Company's specifications and quality standards to the Company to meet its requirements therefor which are set forth in the firm purchase order forecasts delivered pursuant to this Agreement, whether through replenishment of Consignment Batteries or otherwise, for a period of three (3) months, the Company shall have the right to purchase Batteries from third parties, including pursuant to a supply agreement with a third party for up to a one (1) year period if such a commitment is reasonably necessary in order for the Company to obtain Batteries from a third party; provided, however, that, upon the expiration of any such supply agreement or if Company does not enter into a binding supply agreement, as soon as the Company is able to deliver the Company's requirements, the Company shall resume purchasing its requirements of Batteries from WGL.

            (b) In the event of fire, explosion, strikes, war, act of any governmental agency, material or labor shortage, transportation contingency, act of God or any other causes beyond the control of WGL ("Force Majeure"), WGL shall not be liable for any delay in shipment or non-delivery of Batteries covered by this Agreement arising from Force Majeure, and the Company shall be bound to accept the delayed shipment or delivery made within a reasonable time. In the event of Force Majeure, the Company shall be excused for the failure to take and pay for Batteries ordered under this Agreement, until such Force Majeure condition is removed. In the event such conditions cannot be corrected by the party affected within six (6) months of the date of the occurrence of a Force Majeure event, then the other party shall have the option to terminate this Agreement upon one (1) month prior notice.

            2.8 Price Adjustment.

            (a) If the Company shall not comply with the provisions of Article 3, then WGL shall have the right to increase the prices for all Batteries upon three (3) months prior notice. If the Company shall not accept any such new "pricing" for Batteries, then WGL shall have the option and right to terminate this Agreement upon not less than thirty (30) days prior notice. WGL agrees that the rights specified in this Section 2.8(a) shall be WGL's sole remedy if the Company does not comply with the provisions of Article 3 of this Agreement.

            (b) The prices for Batteries provided for in this Article 2 are subject to upward modification, from time to time, by WGL during the period which commences after December 31, 1998 if WGL incurs a Battery Cost Increase. For purposes of this Section 3.4, the term "Battery Cost Increase" shall mean an increase by * or more in WGL's 1998 standard product cost for one or more of the Relevant Cost Factors listed in Section 1.8 above. The amount of any such permitted price increase for a Battery due to a

Battery Cost Increase shall be determined as follows:

            (i) In the case of Raw Material Costs, an amount equal to * times the amount of such Battery Cost Increase.

            (ii) In the case of Regulatory Costs, it shall be * to the amount of any such Battery Cost Increase; and

            (iii) In the case of New Design Costs, it shall be an amount equal * the amount of such Battery Cost Increase.

            (c) If after any increase in a price for a Battery due to a Battery Cost Increase, there occurs a decrease of * or more over WGL's standard product costs (as adjusted by any such prior Battery Cost Increase) for such Battery for one or more of the Relevant Cost Factors listed in Section 1.8 above ("Battery Cost Decrease"), then WGL shall reduce the adjusted price for such Battery in the same manner and proportion as provided for in Section 2.8(b) for Battery Cost Increases; provided, however, that in no event shall the price for Batteries be reduced below the prices set forth in Section 2.2.

            (d) If WGL is entitled and determines to impose a price increase under Paragraph (c) of this Section 2.8, WGL shall give not less than three (3) months written notice thereof in order that the forecasts provided for in
Section 2.3 to be made by the Company can take into account any such price increase. WGL may not impose a price increase during the permitted period under Paragraph (b) of this Section 2.3 more frequently than once every Contract Year. WGL shall at the Company's written request make available appropriate records substantiating the basis for its determination that a Battery Cost Increase has occurred, or any Battery Cost Decrease, for audit at the Company's expense by an independent certified public accounting representative to verify the accuracy of the reports provided to the Company. Such representative shall execute a suitable confidentiality agreement reasonably satisfactory to WGL prior to conducting such audit. Such representative may disclose to the Company only its conclusions regarding the accuracy and completeness of such reports, and shall not disclose Confidential Information of WGL to the Company without the prior written consent of WGL. Any such request for an audit must be made by the Company within six months after any announced price increase under Paragraph
(b) of this Section 2.3 or any announced price decrease under Paragraph (c) of this Section 2.3.

            (e) Prior to imposing any increase in the price of Batteries due to a Battery Cost Increase for Raw Materials Costs, WGL shall allow the Company's purchasing department a period of one (1) month after the price increase notice referred to in Section

2.8(d) to find alternative, qualified sources for any raw materials at a lower cost than those determined by WGL, and WGL shall be obligated to buy from any such lower cost sources before imposing any increase in the price of a Battery.

            2.9 WGL Warranty. WGL warrants that the Batteries delivered to the Company will be free from defects in materials and workmanship at the time of sale. WGL's sole obligation under this warranty is the replacement of any Battery which is defective without charge. SELLER MAKES NO OTHER WARRANTY WITH RESPECT TO THE BATTERIES, WRITTEN OR ORAL, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE. THE COMPANY EXPRESSLY ASSUMES ALL LIABILITY ARISING FROM OR IN CONNECTION WITH THE USE OF THE BATTERIES PURCHASED HEREUNDER, WHETHER BASED ON CONTRACT, WARRANTY, TORT OR OTHERWISE AND AGREES TO HOLD WGL HARMLESS FROM SUCH CLAIMS.

                             3. NON-HYBRID PRODUCTS.

            3.1 Product Development. Subject to all of the terms and conditions of this Agreement, the Company has agreed to purchase Non-Hybrid Products which meet the Company's specifications and quality standards, and the pricing guidelines contained in Section 3.3 below from WGL. The Company and WGL acknowledge and agree that WGL is not manufacturing or assembling any Non-Hybrid Products at the present time for the Company and that WGL must complete its design, tooling, plans and production lines for Non-Hybrid Products, and must qualify such products with the Company, prior to any purchases of such products by the Company from WGL. The Company agrees to provide WGL with all qualification protocols and requirements, plans, designs, specifications, drawings and other information in the Company's possession as reasonably requested by WGL ("Qualification and Design Data") which may be necessary or advisable in order for WGL to be able to manufacture Non-Hybrid Products for the Company and to cooperate with WGL in connection with WGL's efforts to qualify Non-Hybrid Products for Company purchase and use. Representatives of the Company and WGL who have authority to make decisions including, but not limited to, in the case of the Company, decisions with respect to qualification and purchasing, shall meet not less frequently than once every three (3) months to discuss WGL's progress in becoming qualified to supply Non-Hybrid Products to the Company and any issue which then may exist with respect to WGL's qualification efforts ("Progress Meetings"). If either the Company or WGL believes at any time that the other party is not fulfilling its obligations under this Article 3 with respect to qualification, it can request a meeting with the other party, upon reasonable notice, to discuss any issues or problems in that regard.

            3.2 Purchase Commitment. Upon execution and delivery of this Agreement, the Company will provide WGL with * in purchase orders for Non-Hybrid Products each of which WGL reasonably believes that WGL can qualify and deliver during calendar years 1997-1998, a copy of which is attached hereto as Attachment C. The Company further agrees that during the term of this Agreement the Company will provide WGL with purchase orders for not less than (a) * (calculated by dollar cost) of the Company's requirements for each such Non-Hybrid Product in the twelve (12) months beginning with the month following the first date of qualification of each such Non-Hybrid Product by WGL in accordance with the Company's specifications and quality standards ("Initial 12-Month Period"); and (b) * (calculated by dollar cost) of the Company's requirements for each such Non-Hybrid Product after the Initial 12-Month Period. Subject to the other conditions of this Article 3, the Company shall be deemed to be in compliance with the purchase commitment requirements for Non-Hybrid Products of this Section 3.2 immediately upon the delivery to WGL of such purchase orders. Subject to the other provisions of this Article 3, the Company will not be deemed to be out of compliance with its purchase commitment due to failure of WGL to qualify any Non-Hybrid Product or to meet the pricing guidelines contained in Section 3.3 below, or to deliver any Non-Hybrid Products as covered by Section 3.10(d) below. Following any failure of WGL to qualify any such Non-Hybrid Product within six months after the Target Date For Qualification for such product, or to meet the pricing guidelines contained in
Section 3.3 for any Non-Hybrid Product available to the Company from other qualified vendors, the Company shall have the right to place purchase orders with other qualified vendors for a sufficient quantity of such Non-Hybrid Product to satisfy its requirements for a period not to exceed twelve (12) months. During this 12-month period or thereafter, if WGL successfully qualifies such Non-Hybrid Product, the Company will provide WGL with purchase orders for delivery after the 12-month period for not less than * (calculated by dollar cost) of the Company's yearly requirements for such Non-Hybrid Product, as specified in (a) above. For purposes hereof, the term Target Date For Qualification shall mean the date for each separate Non-Hybrid Product which shall be specified in writing by WGL, when the Company issues its qualification order, subject to the Company's approval, which shall not be unreasonably withheld.

            3.3 Pricing.

            (a) Base Prices. "Base Prices" for Non-Hybrid Products shall mean the prices charged to the Company by WGL for Non-Hybrid Products, exclusive of tooling, shipping, and delivery charges. The Base Prices for certain Non-Hybrid Products are set forth on Attachment A which may be amended from time to time in a written instrument signed by authorized representatives of both parties to add additional Non-Hybrid Products to Attachment A. - Except for the price adjustments provided for in Section 3.4 below, pricing for the Non-Hybrid Products on Attachment A will remain fixed for the term of this Agreement. Base Prices for Non-Hybrid products not initially included in Attachment A which the Company is currently purchasing shall be fixed for the term of this Agreement at the average historical price that the Company has paid for each such Non-Hybrid Product during 1997. Subject to Section 3.4, Base Prices for newly designed Non-Hybrid products will be fixed for the term of this Agreement at the lower of (a) WGL's pricing, or (b) the average of the pricing available to the Company from two other qualified vendors.

            (b) Tooling charges, which are over and above the Base Prices listed in Attachment A, shall be determined prior to or at the time WGL qualifies a Non-Hybrid Product. WGL may charge the Company tooling charges covering the entire cost of tooling for "L" Connector Assemblies and for Case Halves, but not for any other Non-Hybrid Products which the Company is currently purchasing from other vendors. To the extent that Company-owned tooling at the Company's current vendors (i) is in usable condition, (ii) is compatible with WGL's manufacturing machinery and (iii) can be transferred from the Company's current vendors. WGL shall, at its reasonable discretion, use such tooling rather than purchasing new tooling. Tooling charges may be charged by WGL for any new Non-Hybrid Product that it qualifies, but not for any new Non-Hybrid Product that it fails to qualify.

            3.4 Permitted Price Adjustments.

            (a) The Base Prices for Non-Hybrid Products provided for in this
Article 3 are subject to increase, from time to time, by WGL if WGL, incurs a Non-Hybrid Cost Increase except that, in the case of changes in Raw Material Costs (other than costs related to precious metal, no such increase can be made prior to the second anniversary of the Effective Date. For purposes of this
Section 3.5, the term "Non-Hybrid Cost Increase" shall mean an increase by * or more in WGL's standard product costs for one or more of the Relevant Cost Factors listed in Section 1.8 above (other than Raw Material Cost changes related to precious metals), determined as of the date WGL shall have qualified such product for sale to the Company. The amount of any such permitted price increase due to a Non-Hybrid Cost Increase shall be determined as follows:

            (i) In the case of Raw Material Costs other than costs related to precious metals, it shall be an amount equal to * times the amount of such Non-Hybrid Cost Increase.

            (ii) In the case of Regulatory Costs, it shall be an amount * the amount of the Non-Hybrid Cost Increase.

            (iii) In the case of New Design Costs, it shall be an amount equal * the amount of the Non-Hybrid Cost Increase.

If the cost of precious metals included in any Non-Hybrid Product increases or decreases from the Base Cost, then the Base Price for such Non-Hybrid Product will be increased or decreased, as the case may be by an amount equal * times the change in the Base Cost. Any such change may be made at any time during the term of this Agreement but not more frequently than once every two months. For purposes hereof, the "Base Cost" shall mean the price of the precious metal on the date of this Agreement as reported in the Wall Street Journal; and changes in the Base Cost for any precious metal shall be determined by changes in the prices for the metal as reported in the Wall Street Journal.

            (b) If after any increase in a price for a Non-Hybrid Product due to a Non-Hybrid Cost Increase, there occurs a decrease of * or more over WGL's standard product costs (as adjusted by any such prior Non-Hybrid Cost Increase) for such Non-Hybnd Product for one or more of the Relevant Cost Factors listed in Section 1.8 above ("Non-Hybrid Cost Decrease"), then WGL shall reduce the adjusted price for such Non-Hybrid Product in the same manner and proportion as provided for in Section 3.4(a) for Non-Hybrid Cost Increases; provided, however, that in no event shall the price for any such Non-Hybrid Product be reduced below the Base Price for such Non-Hybrid Product.

            (c) If WGL is entitled and determines to impose a price increase under this Section 3.4, WGL shall give not less than three months' written notice thereof. For Non-Hybrid Products other than those fabricated from precious metals, WGL may not impose a price increase more frequently than once every six (6) months. The prices for Non-Hybrid Products fabricated from precious metals may be increased more frequently as provided for in Section 3.4(a). WGL shall deliver to the Company together with the notice provided for herein a written report which describes in reasonable detail the basis for WGL's determination that a price increase is permitted under this Section 3.4. WGL shall at the Company's written request make available appropriate records substantiating the basis for its determination that a Non-Hybrid Cost Increase has occurred, or any Non-Hybrid Cost Decrease, for audit at the Company's expense by an independent certified public accounting representative to verify the accuracy of the reports provided to the Company. Such representative shall execute a suitable confidentiality agreement reasonably satisfactory to WGL prior to conducting such audit. Such representative may disclose to the Company only its conclusions regarding the accuracy and completeness of such reports, and shall not disclose Confidential Information of WGL to the Company without the prior written consent of WGL. Any such request for an audit must be made by the Company within six (6) months of any announced price increase hereunder.

            (d) Prior to imposing any increase in the price of Non-Hybrid Products due to a Non-Hybrid Cost Increase for Raw Material Costs, WGL shall allow the Company's purchasing department a period one (1) month after the price increase notice referred to in Section 2.8(d) to find alternative, qualified sources for any raw materials at a lower cost than those determined by WGL, and WGL shall be obligated to buy from any such lower cost sources before imposing any increase in the price of a Non-Hybrid Product.

            3.5 Additional Non-Hybrid Products. The Company agrees that it will notify WGL of all Non-Hybrid Products for new and existing models of its implantable medical devices, or modifications of existing models, which are not Micro-Electronic Components. In connection therewith, at WGL's request, the Company will provide WGL with Qualification and Design Data for each such new and existing Non-Hybrid Product and cooperate with WGL in connection with WGL's efforts to qualify for the supply of such Non-Hybnd Product to the Company, including participation in Progress Meetings. The Company and WGL agree that Attachment A will be amended in writing, from time to time as specified in
Section 3.3 above, to reflect all such additions.

            3.6 License. The Company hereby grants WGL a license or sublicense (as applicable) to use any and all Qualification and Design Data, and all patents, copyrights and know-how which the Company owns, or which it has the right to use and sublicense, which cover Non-Hybrid Products, solely in connection with WGL's manufacture and supply of Non-Hybrid Products to the Company. This license shall permit WGL to subcontract out the manufacture the production of Non-Hybrid Products.

            3.7 Estimated Annual Usage.

            (a) "Estimated Annual Usage" as used herein shall mean the quantities of Non-Hybrid Products which the Company estimates as its needs for Non-Hybrid Products from WGL for the ensuing twelve (12) month period and will be subject to the minimum purchase quantities specifed in Section 3.2 above. Initial Estimated Annual Usages for each of the initial Non-Hybrid Products shall be specified in Attachment A. As additions are made to the Non-Hybrid Products specified in Attachment A as provided in Section 3.3 above, the Company shall provide written notice as to the initial Estimated Annual Usage for each Non-Hybrid Product so added at the time of addition to the Non-Hybrid Products specified in Attachment A.

            (b) As soon as practicable after WGL qualifies a Non-Hybrid Product as contemplated by this Article 3, the Company will provide WGL with its Estimated Annual Usage for that Non-Hybrid Product, and will provide WGL with a twelve
(12) months forecast stating anticipated needs. This forecast will provide WGL with a total of twelve (12) months projected requirements for planning purposes. Such forecast will be updated each succeeding calendar quarter.

            (c) WGL shall not be required to manufacture more than * of the Company's twelve (12) month Estimated Annual Usage of a Non-Hybrid Product in any one three (3) month period, except upon not less than a three (3) month prior written notice. The sole exception to this provision shall be if WGL has fallen behind on past deliveries due to its own fault, in which case WGL shall be required to manufacture and deliver each month up to * more than the average monthly quantities which were scheduled for the preceding three-month period until WGL is back on schedule with its deliveries.

            3.8 Supplier Inventory. "Supplier Inventory" shall mean those quantities of Non-Hybrid Products which WGL is required by this Agreement to maintain. The levels of Supplier Inventory for each of the Non-Hybrid Products shall not exceed twenty-five percent (25%), and the specific level for each Non-Hybrid Product shall be as specified in Attachment A. WGL must be capable of shipping its entire Supplier Inventory of any and/or all Non-Hybrid Products to the Company as finished goods within a period of not less than seven (7) nor more than twenty-one (21) days. The specific period which is applicable for each Non-Hybrid Product shall be as specified in Attachment A.

            3.9 Maintenance of Supplier Inventory by WGL.

            (a) Build-Up of Supplier Inventory. It is recognized by the parties that at the outset of this Agreement, or at the time new Non-Hybrid Products are added to this Agreement, WGL may not have sufficient Supplier Inventory to meet the requirements of this Agreement. WGL agrees that within a period of not more than three (3) months from the date of qualification of each Non-Hybrid Product it shall possess sufficient Supplier Inventory to meet the requirements of this Agreement as to all Non-Hybrid Products included in this Agreement at the date of execution of the Agreement. WGL further agrees that within a period of not more than three (3) months from the date of qualification of any new Non-Hybrid Product(s) under this Agreement, WGL shall possess sufficient Supplier Inventory to meet the requirements of this Agreement as to those Non-Hybrid Products added to this Agreement. When Company provides WGL with an update in Company's Estimated Annual Usage for one or more of the Products specified in Attachment A as provided in Section 3.7 above, and when Estimated Annual Usage for any Non-Hybrid Product has increased from a previous Estimated Annual Usage, WGL agrees to use its best efforts to increase the level of Supplier Inventory for the affected Non-Hybrid Product(s) within a period of forty (40) days from the date that Company notifies WGL of the increase in Company's Estimated Annual Usage for the affected Non-Hybrid Product(s).

            (b) Agreement by WGL to Maintain Supplier Inventory. During the Term of this Agreement, and subject to the limitations of Sections 3.9(a) above and 3.9(c) below. WGL agrees to maintain sufficient Supplier Inventories of the Non-Hybrid Products to meet the requirements of this Agreement.

            (c) Replenishment of Supplier Inventory. In the event that the Supplier Inventories of any or all of the Non-Hybrid Products are totally depleted, WGL agrees to use its best efforts to replenish the Supplier Inventories within a period of forty (40) days.

            (d) Reductions in Supplier Inventories. When the Company provides WGL with an update in Company's Estimated Annual Usage for one or more of the Non-Hybrid Products specified in Attachment A, as provided in Section 3.7 above, and when the Estimated Annual Usage for any Non-Hybrid Product(s) has dropped from a previous Estimated Annual Usage, WGL agrees to reduce the level of Supplier Inventory for the affected Product(s) by not rebuilding inventory as it is provided to the Company until the level of Supplier Inventory for the affected Non-Hybrid Product(s) drops to the most recent Estimated Annual Usage level. Within one month after the end of each Contract Year, WGL shall review the level of Supplier Inventory of each Non-Hybrid Product then maintained by WGL. If based on the Company's actual usage of any Non-Hybrid Product in such prior Contract Year, WGL is holding Supplier Inventory of any Non-Hybrid Product in excess of the level required for such Non-Hybrid Product, the Company, at WGL's request, shall take delivery and purchase any such excess Supplier Inventory of that Non-Hybrid Product within two months after the end of such Contract Year.

            (e) Location of Non-Hybrid Product Inventories. WGL agrees to maintain the Supplier Inventories of the Non-Hybrid Products in the Clarence, NY area from which the Supplier Inventories of the Non-Hybrid Products can be shipped within the seven (7) to twenty-one (21) working day period as specified in Section 3.8 above.

            (f) Delivery of the Non-Hybrid Products. WGL agrees to properly manage its supplies of raw materials, work-in-progress, and finished goods in order to ensure that it will be capable of shipping the entire Supplier Inventory as finished goods within the seven (7) to twenty-one (21) working day period as specified in Section 3.7 above, except and only to the extent that WGL is delayed in shipping a portion of the Non-Hybrid Products in the Supplier Inventories due to WGL being in the process of building or timely renewing the Supplier Inventories of the Products pursuant to Sections 3.9(a) and 3.9(c) above.

            3.10 Purchase of Non-Hybrid Products by the Company.

            (a) Orders: Non-Hybrid Products shall be ordered by the Company from WGL with purchase orders issued from time to time by the Company. Acceptance by WGL of such purchase orders submitted by the Company shall create a contract for sale and purchase on the terms and conditions contained in this Agreement.

            (b) Purchase of Supplier Inventories. Upon expiration of this Agreement or in the event that this Agreement shall be terminated by the Company or WGL for any reason whatsoever, the Company agrees to purchase the Supplier Inventories of the Non-Hybrid Products from WGL to the extent that WGL is in compliance with the terms of this Agreement governing the levels of the Supplier Inventories. The Company will not be required to purchase excess inventories from WGL to the extent that such inventories exceed the most recent level of Estimated Annual Usage provided by the Company, except and only to the extent that the excess inventory was due to reduction(s) in the Estimated Annual Usage levels provided by the Company without sufficient intervening purchases by the Company to allow the levels of the Supplier Inventories to drop to the most recent Estimated Annual Usage levels.

            (c) Option to Purchase Supplier Inventories As Is. At the Company's option, WGL will supply the Supplier Inventories of Non-Hybrid Products to the Company either as finished goods within one (1) month after termination of the Agreement, or as the combination of raw materials, work-in-progress, and/or finished goods remaining upon termination of the Agreement within one (1) month after of termination of the Agreement. The parties shall negotiate prices to be paid by the Company to WGL for Non-Hybrid Products which are work-in-progress or in raw material form.

            (d) Failure to Deliver:

                  (i) If WGL is unable for any reason, and other than as provided for in Paragraph (iii) of this Section 3.10(d), to deliver sufficient quantities of any Non-Hybrid Product meeting the Company's specifications and quality standards to the Company to meet its requirements therefore which are set forth in the firm purchase order forecasts delivered pursuant to this Agreement, and WGL is not able to remedy this situation for a period of three
(3) months, the Company shall have the right to place purchase orders with other qualified vendors for sufficient quantity of such Non-Hybrid Product to satisfy its requirements for a period not to exceed six (6) months, except that with respect to the following categories of Non-Hybrid Products the time period may be up to twelve (12) months: (A) feed-throughs, (B) Ti Nitrate machined parts,
(C) L-connector assemblies and (D) case halves having an annual requirement of * units or less. After the applicable period, if WGL successfully re-establishes its ability to deliver such Non-Hybrid Product, the Company will resume purchasing such Non-Hybrid Product from WGL at the rate specified in Section 3.2 above, i.e., at a forty percent (40%) rate if the supply disruption occurs during the first year after initial qualification, or at an eighty percent (80%) rate if the supply disruption occurs during the second or subsequent years after initial qualification of such Non-Hybrid Product.

                  (ii) In the event of Force Majeure, WGL shall not be liable for any delay in shipment or non-delivery of Non-Hybrid Products covered by this Agreement arising from Force Majeure, and the Company shall be bound to accept the delayed shipment or delivery made within a reasonable time. In the event of Force Majeure, the Company shall be excused for the failure to take and pay for Non-Hybrid Products ordered under this Agreement, until such Force Majeure condition is removed. In the event such conditions cannot be corrected by the party affected within six (6) months of the date of the occurrence of a Force Majeure event, then the other party shall have the option to terminate this Agreement upon one (1) month prior notice.

                  (iii) If the Company (A) rejects or refuses to accept any Non-Hybrid Product from WGL on the basis of quality, failure to meet or maintain then current product specifications or qualification standards, or some other similar or comparable reason and (B) would otherwise purchase a Non-Hybrid Product from one or more third parties in amounts which would result in the Company not satisfying the applicable quota set forth in Section 3.2, then the Company shall send WGL a written notice which sets forth (1) the product involved and (2) the basis upon which it has determined that WGL is not satisfactorily delivering the Company's requirements of the Non-Hybrid Product at issue ("Non-Delivery Notice"). At WGL's written request, the Company agrees to provide one or more senior managers of the Company to meet with representatives of WGL to review the reasons set forth in the Company's Non-Delivery Notice, and to discuss and, if practicable, establish an action plan to correct any deficiency or failure by WGL in order that the Company shall purchase or resume purchasing Non-Hybrid Products.

                           4. NON-HYBRID GENERAL TERMS

            4.1 Delivery. WGL shall deliver Non-Hybrid Products to the Company's facility at Valley View Court in Sylmar, California, and/or to such other location(s) as the Company may designate. Unless the Company gives WGL written instructions as to the method of shipment and carrier, WGL shall select the methods of shipment and the carrier for the respective purchase order. WGL shall prepay transportation and similar charges upon shipment. Title to all Non-Hybrid Products conforming to the Company's purchase order shall pass, free and clear of all encumbrances, at the FOB shipping point, which shall be WGL's facility.. The Company assumes and agrees to bear all risk of damage or loss to the goods after delivery by WGL to the carrier at the FOB shipping point. The Company hereby releases WGL from any and all claims and liability with respect to any such in-transit damages or losses to the goods. The Company shall be responsible for securing insurance coverage to cover shipments and deliveries hereunder.

            4.2 Acceptance. The Company may reject any shipments or deliveries of Non-Hybrid Products which are short, nonconforming, defective or deficient and may request correction and/or replacement. Rejected shipments or deliveries of Non-Hybrid Products shall at the request of WGL be set aside for WGL inspection, or at the request of WGL shipped freight prepaid to WGL. All Non-Hybrid Products returned to WGL shall be accompanied by a copy of their original shipping documents and the name and phone number of the person at the Company to be contacted regarding such return. Promptly upon receipt of notice of such shortage, non-conformance, defect or deficiency, WGL shall immediately notify the Company:

            (a) as to how WGL will replace the defective or deficient Non-Hybrid Products upon return to WGL, ship replacement Non-Hybrid Products, or otherwise promptly correct such shortage, non-conformance, or deficiency; and/or

            (b) whether such shipment of Non-Hybrid Products shall be set aside and held by the Company or returned to WGL and the address to which such affected Non-Hybrid Products should be returned, or whether such Products should otherwise disposed of.

If the Company elects to cancel or rescind such purchase, WGL shall promptly refund and reimburse the Company the price paid by the Company for such purchase, including freight and shipping costs incurred by the Company in such purchase, prior to the return of the same to WGL. If the Company elects to have the Non-Hybrid Product replaced, WGL shall bear or shall reimburse the Company for all costs and expenses incurred by the Company to repackage, ship and return affected Non-Hybrid Products to WGL and shall issue a credit memo for the amount of the purchase price of the returned Non-Hybrid Products.

            4.3 Payment. WGL shall be paid directly by the Company the sum of the applicable Base Prices for each Product plus all tooling, shipping and delivery charges actually incurred by WGL for each shipment of the Products to the Company. Invoices shall be on or after the date on which the Product(s) specified on the invoice are shipped to the Company.

            4.4 Drawings Used In Manufacture. Only Company drawings shall be used by WGL to manufacture Non-Hybrid Products; WGL drawings shall only be used for reference.

            4.5 Good Manufacturing Procedures. Products shall be manufactured and tested by WGL in accordance with all applicable U.S. laws and United States Food and Drug Administration (FDA) regulations, including but not limited to the FDA's current Good Manufacturing Practice regulations in effect at the time of such manufacture or testing. WGL shall notify the Company of any FDA inspection of its production facilities used to manufacture any Non-Hybrid Products and shall furnish the Company with copies of any Form 483 report and Establishment Inspection Reports to the extent that they apply to any product.

            4.6 Violation of Law. The Company and WGL shall each strictly observe and comply with all federal and local laws and regulations which may govern the manufacture, sale, handling and disposal of any Non-Hybrid Products herein specified. Violation of any such law or regulation may be viewed as a breach of this Agreement, and may be cause for termination or suspension of sales hereunder. Nothing herein shall be construed to allow either party the right to cancel this Agreement for any inadvertent error or minor violation of any law or regulation by the other party.

            4.7 Inspection and Acceptance. WGL shall perform testing to ensure that the Non-Hybrid Products meet all applicable specifications. The Company inspection of incoming Non-Hybrid Products will rely upon WGL testing and may consist of an examination of WGL's testing documentation as well as independent testing by the Company.

            4.8 Source Inspectors. The Company shall have the right, upon reasonable notice, to send source inspectors to WGL's facilities for the purpose of monitoring WGL's performance under this Agreement.

            4.9 Warranty.

            (a) WGL warrants that each of the Non-Hybrid Products delivered to the Company will meet all applicable specifications and will be free from defects in materials and workmanship at the time of sale. WGL's sole obligation under this Warranty is the repair or replacement, at its election, of any Non-Hybrid Product which is found, upon WGL's inspection not to meet such warranty. Such product will be repaired or replaced without charge provided that, (1) prior written approval is required before returning any product, and
(2) any product return sent to WGL without prior written approval will be returned to the sender, freight collect.

            (b) This Warranty does not apply to depletion, wear and/or any failure occurring as a result of any of the following: normal use, abuse, misuse, any alteration or modification made to any Non-Hybrid Product without the express written consent of WGL, attempted disassembly, neglect, improper installation, or any other use inconsistent with any applicable law, rule, regulation or governmental directive, or any use inconsistent with the specifications or warning or recommended operating practices specific to the Non-Hybrid Product.

            (c) THE WARRANTY SET FORTH IN THIS SECTION 4.9 IS IN LIEU OF ALL OTHER WARRANTIES (EXCEPT OF TITLE), EXPRESSED, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY OR OF FITNESS FOR A PARTICULAR PURPOSE.

                              5. ASSEMBLY OPERATION

            5.1 Phoenix Site. Subject to the terms and conditions of this Agreement, WGL presently intends to establish an assembly facility in the Phoenix, Arizona area to provide pre-assembly of Non-Hybrid Products to be supplied by WGL to the Company, and any components to be supplied by other vendors, up to the point of integration with the Company's hybrid circuitry. WGL shall not finalize its plans for an assembly facility in the Phoenix area until WGL and the Company shall have agreed in writing upon the level of assembly work and annual volume requirements, which agreement is a precondition to WGL's establishment of such a facility. If the parties do so agree that WGL shall do assembly for the Company, WGL will establish a Phoenix assembly facility and, in such event, the parties will renegotiate the Supplier Inventory requirements set forth in Article 3.

            5.2 Pricing. The parties agree to negotiate in good faith the amount which WGL will charge for such assembly.

            5.3 Timing. The parties anticipate that WGL would establish its Phoenix facility when it has qualified and has begun to produce a substantial amount of the non-hybrid components for the Company implantable medial devices, but, in any event, no later than December 31, 1999.

            5.4 Limitation. This Section 5 is written merely as a statement of the intentions of the parties, and the parties do not intend to be legally bound by it. The full terms and conditions of this subassembly manufacturing arrangement shall be contained in a separate agreement which will be negotiated between the parties. Upon execution of that agreement, the parties will become legally bound under the terms and conditions of that agreement.

                6. LIMITATION OF LIABILITY; COMPLIANCE WITH LAW.

            6.1 LIMITATION OF LIABILITY. THE REMEDIES OF THE COMPANY IN THE WARRANTY SET FORTH IN SECTION 2.9 WITH RESPECT TO BATTERIES AND IN THE WARRANTY SET FORTH IN SECTION 4.9 WITH RESPECT TO NON-HYBRID PRODUCTS ARE EXCLUSIVE, AND THE TOTAL LIABILITY OF WGL WITH RESPECT TO ANY BATTERY OR ANY NON-HYBRID PRODUCT SOLD TO THE COMPANY, IN CONNECTION WITH THE PERFORMANCE THEREOF, OR FROM THE SALE, DELIVERY, INSTALLATION OR REPAIR COVERED BY OR FURNISHED UNDER ANY SALE TO THE COMPANY WHETHER BASED ON CONTRACT, WARRANTY, NEGLIGENCE, INDEMNITY, STRICT LIABILITY, OR OTHERWISE SHALL NOT EXCEED THE PURCHASE PRICE OF THE PRODUCT UPON WHICH SUCH LIABILITY IS PLACED. WGL SHALL IN NO EVENT BE LIABLE TO THE COMPANY, OR TO ANY SUCCESSOR IN INTEREST OR ANY BENEFICIARY OR ASSIGNEE THEREOF, RELATING TO THE SALE OF ANY BATTERY OR ANY NON-HYBRID PRODUCT FOR ANY CONSEQUENTIAL, INCIDENTAL, INDIRECT, SPECIAL OR PUNITIVE DAMAGES ARISING OUT OF SUCH SALE OR ANY DEFECTS IN, OR FAILURE OF, OR MALFUNCTION OF THE PRODUCT UNDER SUCH SALE, INCLUDING BUT NOT LIMITED TO, DAMAGES BASED UPON LOSS OF USE, LOST PROFITS OR REVENUE, INTEREST, LOST GOODWILL, INCREASED EXPENSES AND/OR CLAIMS OF CUSTOMERS OF THE COMPANY, WHETHER OR NOT SUCH LOSS OR DAMAGE IS BASED ON CONTRACT, WARRANTY, NEGLIGENCE, INDEMNITY, STRICT LIABILITY OR OTHERWISE.

            6.2 FDA Compliance. During the term of this Agreement the Company shall have responsibility for obtaining at its expense, in its name and at its discretion any necessary device regulatory approvals from the U.S. Food and Drug Administration (i.e. PMA's or 501 (k)'s as the case may be), and applicable regulatory agencies of such other countries in which product incorporating the Batteries or Non-Hybrid Products will be sold. WGL shall supply the Company with all documents, instruments, information, reports and advice and general assistance as is necessary to complete, and as is reasonably requested by the Company in connection with such regulatory approval efforts.

            6.3 WGL Compliance. WGL shall be responsible for compliance with present and future applicable statutes, laws, ordinances and regulations of United States and foreign national, federal state and local governments relating to the manufacture and, except as otherwise provided in Section 6.2 above, the sale of Batteries and Non-Hybrid Products to the Company under this Agreement. Upon not less than three (3) business days' notice, WGL will provide such Company personnel as the Company reasonably deems appropriate with reasonable access from time to time to WGL's facilities and records for the purpose of confirming WGL's compliance with requirement as noted in this Section, and for the further purpose of confirming, if reasonably deemed necessary by the Company, WGL's compliance with applicable specifications for Batteries and Non-Hybrid Products.

                             7. TERM AND TERMINATION

            7.1 Tenn. This Agreement shall become binding and enforceable on the date upon which it is fully executed by the parties hereto (Effective Date"), and this Agreement shall continue in force for a term through December 31, 2001.

            7.2 Termination. Notwithstanding the provisions of Section 7.1 above, this Agreement may be terminated in accordance with the following provisions:

            (a) A party may terminate this Agreement by giving notice in writing to the other party in the event the other party is in breach of any material representation, warranty or covenant of this Agreement and shall have failed to cure such breach within three (3) months after receipt of written notice thereof from the first party;

            (b) A party may terminate this Agreement at any time by giving notice in writing to the other party, which notice shall be effective upon dispatch, should the other party file a petition of any type as to its bankruptcy, be declared bankrupt, become insolvent, make an assignment for the benefit of creditors, go into liquidation or receivership; or

            (c) A party may terminate this Agreement by giving notice in writing to the other party should an event of Force Majeure continue for more than six (6) months.

            7.3 Rights and Obligations on Termination. Termination of this Agreement shall not release either party from the obligation to make payment of all amounts previously due and payable, or which become due and payable due to termination of this Agreement.

                  8. COMPANY AFFILIATES; NO OTHER BENEFICIARIES

            8.1 Company Affiliates. The Company hereby represents and warrants to WGL that it has the power, authority and approval to bind its Affiliates to the provisions of Articles 2 and 3 of this Agreement with respect to the purchase of their requirements for Batteries and Non-Hybrid Products. The Company hereby acknowledges that WGL has agreed to the pricing for the Batteries and Non-Hybrid Products in reliance upon the foregoing representatives and warranties of the Company.

            8.2 No Other Beneficiaries. Except as provided for in Section 6.1, nothing in this Agreement, expressed or implied, is intended to confer on any person other than the parties to this Agreement or their respective successors or assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

                               9. CONFIDENTIALITY

            9.1 Treatment of Propriety Information. Each of WGL and the Company (each a "receiving party") agrees to maintain all proprietary information disclosed by the other party to this Agreement (each a "disclosing party") in strict secrecy and confidence, and not to disclose such proprietary information to any third party, nor make any use of such information and technology for its own benefit or gain other than in carrying out its efforts under this Agreement. The receiving party agrees to have its employees sign agreements, or to have an appropriate corporate policy in effect, which requires them to keep confidential any proprietary information they learn in their positions at the receiving party; these agreements and/or policies shall require them to maintain confidentiality of proprietary information disclosed by the disclosing party. The receiving party further agrees that no proprietary information or materials will be supplied to any other corporation, partnership, laboratory, or individuals other than those approved in writing by the disclosing party, with the exception of disclosure to the FDA and similar regulatory agencies of information relative to obtaining regulatory approval.

            9.2 Limited Release. The receiving party shall be released from the obligations of Section 9.1 to the extent that any of the disclosed information:
(a) was already part of the public domain at the time of the disclosure by the disclosing party; (b) becomes part of the public domain through no fault of the receiving party (but only after and only to the extent that it is published or otherwise becomes part of the public domain); (c) was in the receiving party's possession prior to the disclosure by the disclosing party and was not acquired, directly, or indirectly, from the disclosing part or from a third party who was under a continuing obligation of confidence to the disclosing party; (d) is received (after the disclosure by the disclosing party) by the receiving party from a third party who did not require the receiving party to hold it in confidence and did not acquire it directly or indirectly, from the disclosing party under a continuing obligation of confidence; or (e) is disclosed by the receiving party pursuant to judicial compulsion, provided that the disclosing party is notified at the time such judicial action is initiated. In addition, notwithstanding Section 9.1, WGL may provide proprietary information of the Company to its subcontractors and vendors without Company's prior approval provided that WGL first requires any such subcontractor or vendor to sign a confidentiality agreement which requires them to keep confidential such Company information and not to use it except for the purpose of performing their obligations to WGL.

            9.3 Term of Obligation. The obligation of the receiving party to receive and hold information disclosed by the disclosing party in confidence, as required by this Section 8, shall terminate eight (8) years from the date of disclosure of the information hereunder and shall survive any earlier termination of this Agreement.

            9.4 Disposal Upon Termination. In the event this Agreement is terminated, any samples, sketches, or other proprietary material provided by the disclosing party to the receiving party shall be destroyed or returned to the disclosing party, unless and to the extent such materials are necessary to the receiving party to provide continuing support.

                                10. MISCELLANEOUS

            10.1 Relationship. This Agreement does not make either party the employee, agent, legal representative or partner of the other for any purpose whatsoever. Neither party is granted any right or authority to assume or to create any obligation or responsibility, express or implied. on behalf of or in the name of the other party. In fulfilling its obligations pursuant to this Agreement, each party shall be acting as an independent contractor.

            10.2 Assignment. This Agreement shall inure to the benefit of and be binding upon each of the parties hereto and their respective permitted successors and assigns. It may not be voluntarily assigned in whole or in part by either party without the prior written consent of the other; provided, however, that a successor in interest by merger, by operation of law, purchase or otherwise of the entire business of either party shall acquire all interest of such party hereunder, and further provided that a party may assign this Agreement to an Affiliate of such party (the patty to this Agreement who makes any such assignment to an Affiliate shall, notwithstanding such assignment, remain fully responsible for assuring, and for any failure to assure, prompt performance by such Affiliate of all of such assigning party's obligations under this Agreement). Any prohibited assignment shall be null and void.

            10.3 Entire Agreement. This Agreement constitutes the entire agreement of the parties with respect to the subject matter hereof and supersedes all previous proposals or agreements, oral or written, and all negotiations, conversations or discussions heretofore had between the parties related to the subject matter of this Agreement. The pates expressly agree that none of the terms and conditions of any standard preprinted forms used by either WGL or the Company in effectuating the purchase and sale transactions contemplated by this Agreement (including, but not limited to, purchase orders, acknowledgements and acceptance forms, invoices, labels and shipping documents) which are inconsistent with, or in addition to, those contained in this Agreement shall have any force or effect.

            10.4 Governing Law. This Agreement shall be governed by, and interpreted and construed in accordance with, the laws of the State of New York.

            10.5 Waiver, Discharge, etc. This Agreement may not be released, discharged, abandoned, changed or modified in any manner, except by an instrument in writing signed on behalf of each of the parties to this Agreement by their duly authorized representatives. The failure of either party to enforce at any time any of the provisions of this Agreement shall in no way be construed to be a waiver of any such provision, nor in any way to affect the validity of this Agreement or any part of it or the right of either party after any such failure to enforce each and every such provision. No waiver of any breach of this Agreement shall be held to be a waiver of any other or subsequent breach.

            10.6 Titles and Headings; Construction. The titles and headings to Sections herein are inserted for the convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement. This Agreement shall be construed without regard to any presumption or other rule requiring construction hereof against the party causing this Agreement to be drafted. When reference is made in this Agreement to a "month" or to "months" (e.g., "three (3) months notice"), it shall mean a period commencing on a specific day of a month (e.g., the 15th) and continuing to the corresponding day of a later month (e.g., three (3) months from April 15 would mean a period ending on the next succeeding July 15).

            10.7 Notices. All notices or other communications to a party required or permitted hereunder shall be in writing and shall be delivered personally, by courier or by telecopy (receipt confirmed) to such party (or, in the case of an entity, to an executive officer of such party) or shall be given by certified mail, postage prepaid with return receipt requested, addressed as follows:

if to WGL, to:

                Wilson Greatbatch Ltd.
                10,000 Wehrle Drive
                Clarence, New York 14031
                Attention: Edward F. Voboril, President and
                           Chief Executive Officer
and if to the Company, to:

                Pacesetter, Inc.
                15900 Valley View Court
                Sylmar, CA 91342
                Attention: General Counsel

WGL or the Company may change their respective above-specified recipient and/or mailing address by notice to the other party given in the manner herein prescribed. All notices shall be deemed given on the day when actually delivered as provided above (if delivered personally or by telecopy) or on the day shown on the return receipt (if delivered by mail).

            9.8 Severability. If any provision of this Agreement is held invalid by a court of competent jurisdiction, the remaining provisions shall nonetheless be enforceable according to their terms.

            9.9 Execution of Further Documents. Each party agrees to execute and deliver without further consideration any further applications, licenses, assignments or other documents, and to perform such other lawful acts as the other party may reasonably require to fully secure and/or evidence the rights or interests herein.

WILSON GREATBATCH LTD.                  PACESETTER, INC., A ST. JUDE
                                        MEDICAL COMPANY


By: /s/ Edward F. Voboril               By: /s/ Patrick Forteau
    -----------------------                 -----------------------

Title: President/CEO                    Title: President
       --------------------                    --------------------

Date: April 22, 1997                    Date: April 21, 1997
      ---------------------                   ---------------------

                                  ATTACHMENT A
                            NON-HYBRID PRODUCTS LIST

====================================================================================================================================
                                                                                                              MINIMUM     DAYS TO
                                                 WGL TARGETED                           *ESTIMATED ANNUAL    INVENTORY      SHIP
                                                QUALIFICATION      1997 ANNUAL    UNIT    USAGE FROM WGL      PERCENT     SUPPLIER
    P/N       REV           DESCRIPTION              DATE          REQUIREMENT    PRICE   40%        80%    HELD BY WGL   INVENTORY
====================================================================================================================================
5041534-099    H   SET SCREW ALL                 Qualified Now          *           *      *                     *            7
------------------------------------------------------------------------------------------------------------------------------------
5015435-001    B   THUMBSCREW MOST LEADS            6/1/97              *           *      *                     *            7
------------------------------------------------------------------------------------------------------------------------------------
6041701-001    B   WASHER/1388 LEADS (2 PER)        6/1/97              *           *      *                     *            7
------------------------------------------------------------------------------------------------------------------------------------
6041702-001    C   HELIX SHAFT 1188/1388            6/1/97              *           *      *                     *            7
------------------------------------------------------------------------------------------------------------------------------------
6041700-002    U   TIN ELECTRODE RING/1388          1/1/98              *           *      *                     *           14
------------------------------------------------------------------------------------------------------------------------------------
6041700-098    U   ELECTRODE RING/1188              6/1/97              *           *      *                     *           14
------------------------------------------------------------------------------------------------------------------------------------
6041641-003    J   ELECTRODE RING TIN/1242          1/1/98              *           *      *                     *           14
------------------------------------------------------------------------------------------------------------------------------------
6041641-004    J   ELECTRODE RING TIN/1238, 1246    1/1/98              *           *      *                     *           14
------------------------------------------------------------------------------------------------------------------------------------
6041743-001    G   DISTAL ELECTRODE TIP/ALL         6/1/98              *           *      *                     *           21
------------------------------------------------------------------------------------------------------------------------------------
64-16-759      0   TIN TIP                          1/1/98              *           *      *                     *           14
------------------------------------------------------------------------------------------------------------------------------------
62-02-506      1   TIN TIP                          1/1/98              *           *      *                     *           14
------------------------------------------------------------------------------------------------------------------------------------
61-12-523      2   TIN RING                         1/1/98              *           *      *                     *           14
------------------------------------------------------------------------------------------------------------------------------------
7001630-001    H   "L" CONNECTOR ASSEMBLY/ALL       1/1/98              *           *      *                     *           21
------------------------------------------------------------------------------------------------------------------------------------
7001441-012    H   "L" CONNECTOR/MICRONY            1/1/98              *           *      *                     *           21
------------------------------------------------------------------------------------------------------------------------------------
1040175-001    K   COIL/TRILOGY                     1/1/99              *           *      *                     *            7
------------------------------------------------------------------------------------------------------------------------------------
63-87-075      0   COIL/MICRONY/REGENCY             1/1/99              *           *      *                     *            7
------------------------------------------------------------------------------------------------------------------------------------
6010987-001    C   TRILOGY CASE HALF                1/1/98              *           *      *                     *           14
------------------------------------------------------------------------------------------------------------------------------------
6010987-002    C   TRILOGY CASE HALF                1/1/98              *           *      *                     *           14
------------------------------------------------------------------------------------------------------------------------------------
6011117-098    J   AFFINITY CASE HALF               1/1/98              *           *      *                     *           14
------------------------------------------------------------------------------------------------------------------------------------
6011117-099    J   AFFINITY CASE HALF               1/1/98              *           *      *                     *           14
------------------------------------------------------------------------------------------------------------------------------------
62-31-463      1   REGENCY CASE HALF                1/1/98              *           *      *                     *           14
------------------------------------------------------------------------------------------------------------------------------------
62-31-471      0   REGENCY CASE HALF                1/1/98              *           *      *                     *           14
------------------------------------------------------------------------------------------------------------------------------------

                                  ATTACHMENT A
                            NON-HYBRID PRODUCTS LIST

====================================================================================================================================
                                                                                                              MINIMUM     DAYS TO
                                                 WGL TARGETED                           *ESTIMATED ANNUAL    INVENTORY      SHIP
                                                QUALIFICATION      1997 ANNUAL    UNIT    USAGE FROM WGL      PERCENT     SUPPLIER
    P/N       REV           DESCRIPTION              DATE          REQUIREMENT    PRICE   40%        80%    HELD BY WGL   INVENTORY
====================================================================================================================================
62-01-854      2   MICRONY CSE HALF                 1/1/98              *           *      *          *          *           14
------------------------------------------------------------------------------------------------------------------------------------
62-01-847      2   MICRONY CASE HALF                1/1/98              *           *      *          *          *           14
------------------------------------------------------------------------------------------------------------------------------------
1080376-001    E   QUAD FEEDTHRU/TRILOGY            1/1/99              *           *      *          *          *           21
------------------------------------------------------------------------------------------------------------------------------------
63-27-659      0   FEEDTHRU                         1/1/99              *           *      *          *          *           21
------------------------------------------------------------------------------------------------------------------------------------
63-27-634      1   FEEDTHRU                         1/1/99              *           *      *          *          *           21
------------------------------------------------------------------------------------------------------------------------------------
6041696-002    D   SPACER                           6/1/97              *           *      *          *          *            7
------------------------------------------------------------------------------------------------------------------------------------
6041504-099    J   SET SCREW                     Qualified Now          *           *      *          *          *            7
------------------------------------------------------------------------------------------------------------------------------------
6041697-001    D   RING                             6/1/97              *           *      *          *          *            7
------------------------------------------------------------------------------------------------------------------------------------
6041703-001    B   STOPPER                          6/1/97              *           *      *          *          *            7
------------------------------------------------------------------------------------------------------------------------------------
6041783-097    G   COATED ELUT. TIP                 6/1/98              *           *      *          *          *            1
------------------------------------------------------------------------------------------------------------------------------------
6041555-001    G   CONNECTOR PIN                    6/1/97              *           *      *          *          *            7
------------------------------------------------------------------------------------------------------------------------------------
6041266-002    U   PROXIMAL RING                    6/1/97              *           *      *          *          *            7
------------------------------------------------------------------------------------------------------------------------------------

*     Quantity Indicates applicable estimated usage.

                                  ATTACHMENT B

WGL CUSTOM POWER SOURCE DEVELOPMENT PRICING

For power sources other than standard WGL production cells the following development charges will apply:

A. Lithium Iodine Power Sources (Pacemaker Applications)

      a.    Shapes that are 5 mm or greater in thickness

            1.    * upon submission of the purchase order.
            2.    * three (3) months after submission of purchase order.
            3.    * upon shipment of prototype units.
            4.    * upon shipment of implantable grade cells.
            5.    Development charges are not refundable.
            6. Cell will remain proprietary for two (2) years after shipment of first implantable grade unit.
            7. Price per cell will be in accordance with Section 22(a) of this Agreement.
            8. In the event Company requests the cell to continue exclusivity in perpetuity the following course of action will apply:

                  o Upon shipment of the *th unit in the same model configuration, a letter stating intent of exclusivity in perpetuity will be sent to WGL and an additional payment of * will be required.

            9. Any term or condition not covered above will be negotiated at the time of order.

      b.    Shapes that are less than 5 mm thick.

            1.    * upon submission of the purchase order.
            2.    * three (3) months after submission of purchase order.
            3.    * upon shipment of prototype units.
            4.    * upon shipment of implantable grade cells.
            5.    Development charges are not refundable.
            6. Cell will remain proprietary for two (2) years after shipment of first implantable grade unit.
            7. Price per cell will be in accordance with Section 2.2(b) of this Agreement.
            8. In the event the Company requests the Cell to continue exclusivity in perpetuity the following course of action will apply:

                  o Upon shipment of the *th unit in the same model configuration, a letter stating intent of exclusivity in perpetuity will be sent to WGL and an additional payment of * will be required.

            9. Any term or condition not covered above will be negotiated at the time of order.

B. Solid Cathode Multiplate Power Sources (High Rate Defibrillator Applications)

      a. All shapes using standard technology including change of existing shapes. Standard is defined as a rectangular shape with eight cathode plates or less and manufactured with current assembly techniques. WGL reserves the right to classify a cell as non-standard at the time of purchase order placement.

            1.    * upon submission of the purchase order.
            2.    * three (3) months after submission of purchase order.
            3.    * upon shipment of prototype units.
            4.    * upon shipment of implantable grade cells.
            5.    Development charges are not refundable.
            6. Cell will remain proprietary for three (3) years after shipment of first implantable grade unit.
            7. Price per cell will be in accordance with standard pricing in effect at time of delivery.
            8. In the event the Company requests the cell to continue exclusivity in perpetuity the following course of action will apply:

                  o Upon shipment of the *th unit in the same model configuration, a letter stating intent of exclusivity in perpetuity will be sent to WGL and an additional payment of * will be required.

            9. Any term or condition not covered above will be negotiated at the time of order.

      b. WGL expressly reserves the right to classify as non-standard, any technology incorporated in an SVO battery, beginning with WGL Model 96__. Prices for batteries incorporating said non-standard technology will be quoted on an individual basis.

C. Power Sources for Other Applications - Development charges will be quoted on an individual basis.

D. Additional terms for Development Charges

      1. Should development work be terminated at any time during the contract period, WGL reserves the right to continue development of the cell and market this product as a standard shape. Development charges paid up to and including the point of termination will not be refunded.

      2. Cells using any WGL electrochemical couple which require the development of a new assembly or manufacturing technology will be quoted on an individual basis.

      3. WGL reserves the right to quote the lead time on a case by case basis. The actual project duration for a specific design will depend upon the complexity of the design and the workload at the time the order is placed.

PRICING FOR WGL POWER SOURCES OTHER THAN COVERED IN AGREEMENT

A. Pricing for alternate chemistry power sources will be set according to the WGL Price List in effect at the time of purchase. The pricing will be based on the volume of that specific alternate chemistry model. For pacemakers, the chemistry alternatives to lithium iodine include lithium thionyl chloride, lithium silver vanadium oxide, and lithium carbon monofluoride. For defibrillators, the available chemistry is lithium silver vanadium oxide.

                                  ATTACHMENT C
         INITIAL NON-HYBRID PRODUCT PURCHASE ORDERS (VALUE = $  *  )

================================================================================
                                                   QUANTITY DUE
                                                     PRIOR TO
    P/N        REV           DESCRIPTION             12/31/98       VALUE ($)
================================================================================
6041534-099     H     SETSCREW                          *               *
--------------------------------------------------------------------------------
5015435-001     B     THUMBSCREW                        *               *
--------------------------------------------------------------------------------
6041701-001     B     WASHER                            *               *
--------------------------------------------------------------------------------
6041702-001     C     HELIX SHAFT                       *               *
--------------------------------------------------------------------------------
6041700-002     U     TIN ELECTRODE RING                *               *
--------------------------------------------------------------------------------
6041700-098     U     ELECTRODE RING                    *               *
--------------------------------------------------------------------------------
6041641-003     J     ELECTRODE RING TIN                *               *
--------------------------------------------------------------------------------
6041641-004     J     ELECTRODE RING TIN                *               *
--------------------------------------------------------------------------------
6041743-001     G     DISTAL ELECTRODE TIP              *               *
--------------------------------------------------------------------------------
64-16-759       0     TIN TIP                           *               *
--------------------------------------------------------------------------------
62-02-506       1     TIN TIP                           *               *
--------------------------------------------------------------------------------
61-12-523       2     TIN RING                          *               *
--------------------------------------------------------------------------------
7001630-001     H     "L" CONNECTOR ASSEMBLY            *               *
--------------------------------------------------------------------------------
7001441-012     H     "L" CONNECTOR MICRONY             *               *
--------------------------------------------------------------------------------
6010987-001     C     TRILOGY CASE HALF                 *               *
--------------------------------------------------------------------------------
6010987-002     C     TRILOGY CASE HALF                 *               *
--------------------------------------------------------------------------------
6011117-098     J     AFFINITY CASE HALF                *               *
--------------------------------------------------------------------------------
6011117-099     J     AFFINITY CASE HALF                *               *
--------------------------------------------------------------------------------
62-31-463       1     REGENCY CASE HALF                 *               *
--------------------------------------------------------------------------------
62-31-471       0     REGENCY CASE HALF                 *               *
--------------------------------------------------------------------------------
62-01-854       2     MICRONY CASE HALF                 *               *
--------------------------------------------------------------------------------
62-02-847       2     MICRONY CASE HALF                 *               *
--------------------------------------------------------------------------------
6041696-002     D     SPACER                            *               *
--------------------------------------------------------------------------------
6041504-099     J     SET SCREW                         *               *
--------------------------------------------------------------------------------
6041697-001     D     RING                              *               *
--------------------------------------------------------------------------------

                                  ATTACHMENT C
         INITIAL NON-HYBRID PRODUCT PURCHASE ORDERS (VALUE = $  *  )

================================================================================
                                                   QUANTITY DUE
                                                     PRIOR TO
    P/N        REV           DESCRIPTION             12/31/98       VALUE ($)
================================================================================
6041703-001     B     STOPPER                           *               *
--------------------------------------------------------------------------------
6041783-097     G     TIP COATED ELUT.                  *               *
--------------------------------------------------------------------------------
6041555-001     G     CONNECTOR PIN                     *               *
--------------------------------------------------------------------------------
6041266-002     C     PROXIMAL RING                     *               *
--------------------------------------------------------------------------------
6041809-099     B     CONNECTOR BLOCK                   *               *
--------------------------------------------------------------------------------

TOTAL

Connector block (6041499-098) currently being sourced by our current connector assembly sup [ILLEGIBLE] have the following quantity and dollar amount sourced through Wilson Great Batch, Ltd

================================================================================
                                                  QUANTITY DUE
                                                    PRIOR TO
    P/N        REV           DESCRIPTION             12/31/98       VALUE ($)
================================================================================
6041499-098     J     CONNECTOR BLOCK                    *              *
--------------------------------------------------------------------------------

GRAND TOTAL                                                             *


                                     Page 2